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                     February 3, 2022

       Arturo Rodriguez
       Chief Financial Officer
       Aterian, Inc.
       37 East 18th Street, 7th Floor
       New York, New York 10003

                                                        Re: Aterian, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 16,
2021
                                                            File No. 001-38937

       Dear Mr. Rodriguez:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing